UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended August 31, 2017

Global Pharma Labs, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 24R-00072

Delaware	81-4041872

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 Estudillo Ave., Suite 206 San Leandro, CA	94577

(Address of principal executive offices)	(Zip Code)

925-876-8832

Registrant’s telephone number, including area code

Common Stock, par value $0.0001

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, references to “Global Pharma Labs, Inc.”, “Global Pharma”, “we,” “us,” “our,” or the “company” mean Global Pharma Labs, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

Item 1. Description of Business

Corporate History

Global Pharma Labs, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on August 23, 2016.

On August 31, 2016 Sylvester L. Crawford was appointed as Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

On August 31, 2016 Kuo Liang Yang was appointed as Chief Medical Officer and Director.

On August 31, 2016 Ernest L. Bonner Jr. was appointed as Chief Communications Officer and Director.

On August 31, 2016 BGT Irrevocable Trust was issued 11,000,000 shares of restricted common stock, LCMR Irrevocable Trust was issued 17,000,000 shares of restricted common stock, Kuo Liang Yang was issued 17,000,000 shares of restricted common stock, and DBT Irrevocable Trust was issued 5,500,000 shares of restricted common stock. The aforementioned shares of common stock were issued at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan. No monies were paid for the shares.

On November 7, 2016 Ernest L. Bonner Jr. resigned from his position as Chief Communications Officer and Director. His resignation was not the result of any disagreement with the Company. He continues to act as a scientific advisor to the Company.

During the fiscal year ended August 31, 2017, the Company issued 19,750 shares of common stock to 37 shareholders for $19,750 in cash.

Pursuant to the Company's active consulting agreement with V Financial Group, LLC, the Company issued 50,000 shares of its common stock to V Financial Group, LLC at a par value of $.0001 for successful qualification of the Company’s Form 1-A.

Pursuant to the aforementioned agreement with V Financial Group, LLC, the Company will issue an additional 50,000 shares of its common stock to V Financial Group, LLC upon the successful release of a ticker symbol by FINRA to the Company.

On September 20, 2017 the Company paid CrowdVest, LLC, an online crowdfunding platform, $5,000 in exchange for featuring, and advertising to potential investors, Global Pharma Lab’s active Regulation A+, Tier II Securities offering on their website (herein referred to as “the platform”). In addition to the $5,000, the Company is to issue Crowdvest the equivalent of $100,000 in shares prior to the live advertisement of the Company’s offering on their platform. CrowdVest is also entitled to $100,000 in warrants at $1.00 per share and a $5,000 per month listing fee that is due after the close of the offering by Global Pharma Labs. No expiration date of the warrants is stipulated by or in the agreement with CrowdVest, LLC.

During September, 2017, a total of 12,050 shares of common stock were sold to six shareholders .

Business Information

Global Pharma Lab’s immediate goal is to substantiate the efficacy and safety of the world’s first patented disease-modifying therapy to treat arthritic disease in humans. This treatment is based on a series of issued patents for a triple combination of already FDA approved antimicrobial drugs that are all generically available today. This Global Pharma Labs product (“OA-sys”) will provide patients fast acting disease modifying therapy leading to long term pain relief.

Product Information

We believe that Osteoarthritis is one of the most common diseases in the geriatric population, affecting as much as 80% of the population over 65 years of age, and is a leading cause of permanent disability, incapacity and pain. In addition to its disease-modifying benefits, there is significant opportunity for OA-sys, with its long-established safety profile, to fill the void in the OA marketplace created by the withdrawal of Vioxx and Bextra; the black box warning for Celebrex; and the cardiovascular, neurological and gastrointestinal risks associated with other NSAIDs (Nonsteroidal anti-inflammatory drugs like Motrin, Aleve, etc.).

The long history of the three separately approved drugs that make up OA-sys minimizes the risks associated with product development. In addition, the safety profiles are well documented. These factors will help to facilitate a rapid path to completion of clinical trials.

OA-sys is the only disease-modifying medication therapy that reduces or alleviates the need for pain therapy in OA patients. Competitive products are marketed for transient pain relief only and many of those products used to treat arthritic pain are contraindicated in OA patients. Vioxx and Bextra have been withdrawn from the market. Ibuprofen, Naproxen and Celebrex are often contraindicated in the elderly due to the potential for cardiovascular and stroke events. Comparatively, risks of OA-sys are significantly reduced because the long-term safety profiles of the three drugs are well known. Annual revenues of OA-sys are projected to range from $51 million to over $223 million in the first five years.

Two clinical pilot studies have already been completed wherein OA-sys was administered orally twice daily for eight weeks to OA patients. The combination product was successful in substantially reducing joint pain, tenderness, and stiffness while decreasing fatigue and increasing both energy and function. The results indicate the product is capable of eliminating OA symptomatology in around 50% of the patients treated and markedly diminishing the OA symptomatology in the other 50% of patients so treated. The result of these clinical pilot studies confirmed a concomitant elimination or decrease in the need for analgesic medications and negligible side effects. These results form the basis for the further clinical development of OA-sys.

Plan of Action

At Global Pharma Labs we have identified several key steps which will be intrinsic to building our Company and conducting business operations. Initially we will establish a strong presence among many marketing and sales channels including print, television, and online distribution networks in partnership with pharmaceutical companies that produce the Company’s OA-sys product. The exact media, both online and offline, and distribution networks with whom we will forge these relationships with have not been determined as of this point in time.

Additionally, we will begin efforts to establish a significant referral network among physicians and other healthcare providers that treat osteoarthritis illness. If we can establish a referral network among these industry professionals we believe that we will be able to reach an even greater range of clients. When patients speak with these healthcare providers about their osteoarthritis it is our goal to ensure that our OA-sys product is their principal recommendation. These endeavors will be an ongoing process, therefore at this point in time we do not have a significant referral network in place, nor do we have specific names of healthcare providers with whom we will seek to forge these relationships.

At this point in time the Company does not intend to actively manufacture the products for its OA-sys product line. We intend to work with third party FDA and/or FDA equivalent licensed pharmaceutical companies and manufacturers that will manufacture the Company’s products pursuant to a contractual relationship with Company .. The Company will receive fees equal to the difference between the contracted manufacturing price of the product and the wholesale price.

Marketing Plan

While there are several methods through which Global Pharma Labs will market our business we will primarily utilize the services of an independent team of agents that will work closely with physicians, other health care providers, and pharmaceutical manufacturing companies in order to showcase the OA-sys product lines to physicians and other health to these companies. Ideally, if these efforts are successful, these companies will license the Global Pharma Labs’ patents (for manufacturing and distribution purposes). We have tentative plans to compensate these agents with a fee equal to 5% of the value of the net revenues they generate.

Additionally, and prior to the onset of revenue generating operations, management (through in-house sales agents) will frequently host conventions that showcase the Company’s OA-sys product lines to physicians and other health care providers . These conventions will showcase the FDA and FDA equivalent approval, studies, and uses for the Company’s OA-sys treatment program. These conventions will be held on a yearly basis in order to further increase the visibility of the Company’s product line(s) and how they can be used in the treatment of various diseases including chronic osteoarthritis treatment.

Competition

The primary competitive advantage that the Company will have for its OA-sys product line is that the business will have complete intellectual property protection for its product lines. However, once this product line reaches the market other pharmaceutical companies can potentially develop chemical formulations that operate among similar lines.

One of the competitive threats related to operating a pharmaceutical development company is that from time to time companies that operate on an international scale may develop similar products that can be sold in international markets. However, the threshold for developing a patent that is considered dissimilar from another drug patent is extremely high. As such, when Global Pharma Labs finalizes its approval process we believe the business will be in an excellent position to profit from its discoveries through the life of the patents.

Future Plans

In order to implement our plan of operations for the next twelve-month period, we require a minimum of $7,500,000 of funding. We plan to obtain this funding from the sale of shares of our common stock. We intend to sell these shares of common stock pursuant to our 1-A Registration Statement, qualified on February 13, 2017. At this time we intend to allocate these funds we seek to raise towards further developing OA-sys, achieving FDA approval, and getting OA-sys to market.

In the future Global Pharma Labs will continue research and development regarding potential new uses for the Company’s patented technology. We will also make efforts to expand the number of patents held by the business in regards to treatments for osteoarthritis and related disorders.

Additionally, we have tentative plans to begin searching for potential acquisitions regarding new treatments for other diseases. At present all of these plans are in the planning stages and we have many significant steps we must take before we can form a concrete timeline or work out all the specifics which will be necessary in order to pursue these future plans.

Employees

As of August 31, 2017 we have two part time employees and one scientific advisor.

Currently, our employees have the flexibility to work on our business up to 25 to 30 hours per week, but are prepared to devote more time if necessary. All of our Officers and Directors are employees of the Company however, they are not yet compensated for their services.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officer and director.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

Our net loss for the year ended August 31, 2017 was $88, 529 compared to $30,163 for the period from August 29, 2016 (date of inception) through August 31, 2016. The net loss is attributed to general and administrative expenses and the increase is directly related to increase in professional fees.

Plan of Operations

On November 22, 2016, we entered into a license agreement with our Chief Executive Officer Sylvester L. Crawford in which we were granted an exclusive license to develop, manufacture, and commercialize Mr. Crawford’s patents and applications related to the development of “OA-sys,” a product candidate for osteoarthritis that is currently in the early stage of development.

Currently, OA-sys is in the preclinical stage of development and is not FDA approved at this time.

In order to implement our plan of operations for the next twelve-month period, we require a minimum of $7,500,000 of funding. We plan to obtain this funding from the sale of shares of our common stock. We intend to sell these shares of common stock pursuant to our 1-A Registration Statement, qualified on February 13, 2017. At this time we intend to allocate these funds we seek to raise towards further developing OA-sys, achieving FDA approval, and getting OA-sys to market.

Liquidity and Capital Resources

As of August 31, 2017 the company held $20,988 in cash. Our capital needs have primarily been met by our Chief Executive Officer, Sylvester L. Crawford. We will have additional capital requirements during 2017. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future. Should our officers and or directors be unwilling to provide us funds we may have to seek other sources of financing, scale back operations, liquidate our assets, and or even cease operations entirely.

Item 3. Directors, Executive Officers, and Significant Employees

Biographical information regarding the officers and Directors of the Company, who will continue to serve as officers and Directors of the Company are provided below:

NAME	AGE	POSITION
Sylvester L. Crawford	79	Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, Director
Kuo Liang Yang	70	Chief Medical Officer, Director

Sylvester L. Crawford - Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, Director

Mr. Crawford graduated from Los Medanos Jr. College in 1972 with an Associate of Arts Degree. In 1983 he received his CCIM Designation (Certified Commercial Investment Member) for commercial real estate. In 1983 he founded and became President of Capital Investment Development Corporation, a company which developed and managed residential care facilities, until the Company’s dissolution in 1990. In 1997 Mr. Crawford founded, and became President of, Freshstart Mortgage, Inc., a company which originated loans for multiunit apartment dwellings, until 2007. In 2014 Mr. Crawford founded, and became President of, Medical Services, Inc., a company which provides office space, equipment and staff for Medical Doctors. Mr. Crawford continues to hold his position at Medical Services, Inc. to this day.

Mr. Crawford is prepared to devote 100% of his time to the operations of Global Pharma Labs, Inc., with his current duties at Medical Services, Inc. being taken over by a manager. Mr. Crawford’s experience leading Companies within the healthcare industry has led the board of directors to appoint him to the positions of President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer.

Kuo Liang Yang - Chief Medical Officer, Director

Mr. Yang graduated from Fu Jen Catholic University with a Bachelor’s of Science in Biology in 1970 and he graduated from the University of Utah School of Pharmacy in 1976. From 1987 to 2010 Mr. Yang owned and operated Fruitvale Medical Center Pharmacy. Mr. Yang worked part-time as a staff pharmacist at Kaiser Hospital from 2006 until September, 2016.

Mr. Yang’s pharmaceutical experience has led the board of directors to appoint him to the position of Chief Medical Officer.

Summary Compensation Table:

Name and principal position (a)	As August 31, 2016 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
BGT Irrevocable Trust	(1)	-	-	1,100 (2)	-	-	-	-	$1,100

LCMR Irrevocable Trust	(1)	-	-	1,700 (2)	-	-	-	-	$1,700

Kuo Liang Yang, Chief Medical Officer, Director	(1)	-	-	1,700 (2)	-	-	-	-	$1,700

DBT Irrevocable Trust	(1)	-	-	550 (2)	-	-	-	-	$550

1) Global Pharma Labs, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on August 23, 2016. The fiscal year end of the Company is August 31st.

2) On August 31, 2016 BGT Irrevocable Trust was issued 11,000,000 shares of restricted common stock, LCMR Irrevocable Trust was issued 17,000,000 shares of restricted common stock, Kuo Liang Yang was issued 17,000,000 shares of restricted common stock, and DBT Irrevocable Trust was issued 5,500,000 shares of restricted common stock. The aforementioned shares of common stock were issued at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan. No monies were paid for the shares.

Summary Compensation Table:

Name and principal position (a)	As August 31, 2017 (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
BGT Irrevocable Trust	(1)	-	-	0	-	-	-	-	$0

LCMR Irrevocable Trust	(1)	-	-	0	-	-	-	-	$0

Kuo Liang Yang, Chief Medical Officer, Director	(1)	-	-	0	-	-	-	-	$0

DBT Irrevocable Trust	(1)	-	-	0	-	-	-	-	$0

1) Global Pharma Labs, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on August 23, 2016. The fiscal year end of the Company is August 31st.

Item 4. Security Ownership of Management and Certain Securityholders

As of August 31, 2017 the Company had 50,519,750 shares of common stock and no shares of preferred stock issued and outstanding. The below table is as of August 31, 2017.

*Below percentages are rounded to the nearest hundredths place.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Common Stock Voting Percentage Beneficially Owned	Voting Shares of Preferred Stock	Preferred Stock Voting Percentage Beneficially Owned	Total Voting Percentage Beneficially Owned
Executive Officers and Directors
BGT Irrevocable Trust	11,000,000	21.77%	-	-	21.77%
LCMR Irrevocable Trust	17,000,000	33.65%	-	-	33.65%
Kuo Liang Yang	17,000,000	33.65%	-	-	33.65%
DBT Irrevocable Trust	5,500,000	10.89%	-	-	10.89%
5% Shareholders
None	-	-	-	-	-

* BGT Irrevocable Trust beneficiaries:

1. Rosalind Tate

2. Brandy Tate

3. Valerie Arroyo

4. Ernest L Bonner III

5. Kacey  Bonner

6. Jenaye Bonner

7. Garrett Bonner

8. Austen Bonner

9. Issue of Joseph Gaffney

10. Eric Miles

** LCMR Irrevocable Trust beneficiaries:

1. Sylvester L. Crawford

2. Maria Ramos

*** DBT Irrevocable Trust

1. Rosalind Tate

2. Helena Tillar

3. Ernest Bonner III

4. Medical Doctors Group, Inc.

Additional note:

- Sylvester L. Crawford is our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

- Ernest L. Bonner, Jr. is a scientific advisor to the Company.

We have no outstanding warrants or options.

Item 5. Interest of Management and Others in Certain Transactions

On August 31, 2016 Sylvester L. Crawford was appointed as Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, President, Secretary, Treasurer, and Director.

On August 31, 2016 Kuo Liang Yang was appointed as Chief Medical Officer and Director.

On August 31, 2016 Ernest L. Bonner Jr. was appointed as Chief Communications Officer and Director.

On August 31, 2016 BGT Irrevocable Trust was issued 11,000,000 shares of restricted common stock, LCMR Irrevocable Trust was issued 17,000,000 shares of restricted common stock, Kuo Liang Yang was issued 17,000,000 shares of restricted common stock, and DBT Irrevocable Trust was issued 5,500,000 shares of restricted common stock. The aforementioned shares of common stock were issued at par value (.0001) for services rendered to the Company, in particular for developing the Company’s business plan. No monies were paid for the shares.

On November 7, 2016 Ernest L. Bonner Jr. resigned from his position as Chief Communications Officer and Director. His resignation was not the result of any disagreement with the Company. He continues to act as a scientific advisor to the Company.

*At this time our office space is provided to us rent free by our CEO and Director Sylvester Crawford. Our office space is located at 433 Estudillo Ave., Suite 206 San Leandro, CA 94577.

Item 6. Other Information

None.

Item 7. Financial Statements

Index to Financial Statements

Page(s)

Report of Independent Registered Public Accounting Firm	F2

Balance Sheets	F3

Statements of Operations	F4

Statements of Changes in Shareholders’ Equity (Deficit)	F5

Statements of Cash Flows	F6

Notes to Financial Statements	F7-F10

-F1-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Global Pharma Labs, Inc.

San Leandro, California

We have audited the accompanying balance sheets of Global Pharma Labs, Inc. (the “Company”) as of August 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended August 31, 2017 and the period from August 29, 2016 (inception) through August 31, 2016. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Pharma Labs, Inc. as of August 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended August 31, 2017 and the period from August 29, 2016 (inception) through August 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has not generated any revenue and has suffered reoccurring losses from operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plan regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 7, 2017

-F2-

Global Pharma Labs, Inc.

Balance Sheets

	August 31, 2017	August 31, 2016

ASSETS
Cash	$20,988	$-

TOTAL ASSETS	$20,988	$-

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities

Accrued expenses	$12,515	$5,113
Total Current Liabilities	12,515	5,113
TOTAL LIABILITIES	12,515	5,113

Stockholders’ Equity (Deficit)
Preferred stock ($.0001 par value, 20,000,000 shares authorized; none issued and outstanding as of August 31, 2017 and August 31, 2016)	-	-

Common stock ($.0001 par value, 100,000,000 shares authorized, 50,519,750 and 50,500,000 shares issued and outstanding as of August 31, 2017 and August 31, 2016, respectively)	5,057	5,050
Additional paid-in capital	122,108	20,000
Accumulated deficit	(118,692)	(30,163)
Total Stockholders’ Equity (Deficit)	8,473	(5,113)

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)	$20,988	$-

The accompanying notes to the financial statements are an integral part of these financial statements.

-F3-

Global Pharma Labs, Inc.

Statements of Operations

	For the Year Ended August 31, 2017	For the period from August 29, 2016 (date of inception) to August 31, 2016
Operating Expenses
General and Administrative Expenses	88,529	30,163
Total Operating Expenses	88,529	30,163
Net Loss	$(88,529)	$(30,163)
Basic and Diluted Net Loss Per Common Share	$(0.00)	$(0.00)
Weighted average number of common shares outstanding- Basic and Diluted	$50,501,562	$50,500,000

The accompanying notes to the financial statements are an integral part of these financial statements.

-F4-

Global Pharma Labs, Inc.
Statements of Changes in Stockholders’ Equity (Deficit)
For the period from August 29, 2016 (date of inception) to August 31, 2017

	Common Stock	Par Value Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total

Balance as of August 29, 2016 (date of inception)	-	$-	$-	$-	$-
Common share issued for services rendered	50,500,000	5,050	-	-	5,050
Contributed Capital	-	-	20,000	-	20,000
Net loss for the period	-	-	-	(30,163)	(30,163)
Balance as of August 31, 2016	50,500,000	$5,050	$20,000	(30,163)	(5,113)
Common stock issued for cash	19,750	2	19,748	-	19,750
Shares issued for services	50,000	5	49,995	-	50,000
Contributed Capital	-	-	32,365	-	32,365
Net loss	-	-	-	(88,529)	(88,529)
Balance as of August 31, 2017	50,569,750	$5,057	$122,108	$(118,692)	$8,473

The accompanying notes to the financial statements are an integral part of these financial statements.

-F5-

Global Pharma Labs, Inc.

Statements of Cash Flows

	For the Year Ended August 31, 2017	For the period from August 29, 2016 (date of inception) to August 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(88,529)	$(30,163)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Expenses contributed to capital	32,365	20,000
Share-based compensation	50,000	5,050
Changes in current assets and liabilities:
Accrued expenses	7,402	5,113
Net cash provided by (used in) operating activities	1,238	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of common shares	$19,750	$-
Net cash provided by financing activities	$19,750	$-

Net increase in cash and cash equivalents	$20,988	$-
Cash and cash equivalents at beginning of year	-	-
Cash and cash equivalents at end of year	$20,988	$-
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes to the financial statements are an integral part of these financial statements.

-F6-

Global Pharma Labs, Inc.

Notes to the Financial Statements

Note 1 – Organization and Description of Business

Global Pharma Labs, Inc., a Delaware corporation (“the Company”) was incorporated under the laws of the State of Delaware on August 29, 2016 with the name Global Pharma Labs, Inc.

The Company has elected August 31st as its year end.

The Company is a biopharmaceutical company developing new medicine.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company's financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at August 31, 2017 and August 31, 2016 were $20,988 and $0, respectively.

-F7-

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. No deferred tax assets or liabilities were recognized at August 31, 2017 and 2016.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings (loss) per share in accordance with ASC Topic 260, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reporting period. Diluted earnings (loss) per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

The Company does not have any potentially dilutive instruments as of August 31, 2017 and 2016 and, thus, anti-dilution issues are not applicable.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

- Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

- Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

- Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of August 31, 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accrued expenses.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

The Company had no stock-based compensation plans as of August 31, 2017.

The Company’s stock based compensation from August 29, 2016 (date of inception) through August 31, 2016 was $5,050. Stock based compensation for the year ended August 31, 2017 was $50,000.

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

-F8-

Note 3 – Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically operating loss, and other adverse key financial ratios.

The Company has not established any source of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

Note 4 – Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net carryfoward operating loss of ($63,642) which begins expiring twenty years from when it was incurred. The Company has adopted ASC 740, “Accounting for Income Taxes”, as of its inception. Pursuant to ASC 740 the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

Significant components of the Company’s deferred tax assets and liabilities as of August 31, 2017 after applying enacted corporate income tax rates, is net operating loss carryforward of $22,275 and a valuation allowance of $(22,275) which is a total deferred tax asset of $0.

Significant components of the Company’s deferred tax assets and liabilities as of August 31, 2016 after applying enacted corporate income tax rates, is net operating loss carryforward of $8,790 and a valuation allowance of $(8,790) which is a total deferred tax asset of $0.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

We may incur future income tax for our open fiscal year which will end August 31, 2018.

Note 5 – Commitments and Contingencies

The Company follows ASC 450-20, Loss Contingencies, to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Pursuant to the Company's active consulting agreement with V Financial Group, LLC , the Company will issue an additional 50,000 shares of its common stock to V Financial Group, LLC upon the successful release of a ticker symbol by FINRA to the Company.

On September 20, 2017 the Company paid CrowdVest, LLC, an online crowdfunding platform, $5,000 in exchange for featuring, and advertising to potential investors, Global Pharma Lab’s active Regulation A+, Tier II Securities offering on their website (herein referred to as “the platform”). In addition to the $5,000, the Company is to issue Crowdvest the equivalent of $100,000 in shares prior to the live advertisement of the Company’s offering on their platform. CrowdVest is also entitled to $100,000 in warrants at $1.00 per  share and a $5,000 per month listing fee that is due after the close of the offering by Global Pharma Labs. No expiration date of the warrants is stipulated by or in the agreement with CrowdVest, LLC.

-F9-

Note 6 – Shareholder Equity

Preferred Stock

The authorized preferred stock of the Company consists of 20,000,000 shares with a par value of $0.0001. The Company had no shares of preferred stock issued and outstanding as of August 31, 2017 and 2016.

Common Stock

The authorized common stock of the Company consists of 100,000,000 shares with a par value of $0.0001. On August 31, 2016 a total of 50,500,000 shares of common stock were issued at par value ($0.0001) as compensation for development of the company’s business plan as outlined in the table below (note: The issuances had nominal value and were arbitrarily issued at par value).

Name of Individual/Trust	Shares of Common Stock Issued
BGT Irrevocable Trust	11,000,000
LCMR Irrevocable Trust	17,000,000
Kuo Yan	17,000,000
DBT Irrevocable Trust	5,500,000
Total	50,500,000

During the fiscal year ended August 31, 2017, the Company issued 19,750 shares of common stock to 37 shareholders for $19,750 in cash.

During the fiscal year ended August 31, 2017, the Company issues 50,000 shares for consulting services with a fair value of $50,000.

The Company did not have any potentially dilutive instruments as of August 31, 2017 and 2016, thus, anti-dilution issues are not applicable.

Additional Paid In Capital

During the year ended August 31, 2017, our Director, Sylvester Crawford, paid $32,365 in operating expenses which is recorded as additional paid in capital.

During the period ended August 31, 2016, our Director paid $20,000 in operating expenses which is recorded as additional paid in capital.

Note 7 – Related-Party Transactions

Contributed Capital

During the year ended August 31, 2017, our Director, Sylvester Crawford, has provided the Company contributed capital of $32,365.

During the period ended August 31, 2016, our Director, Sylvester Crawford, has provided the Company contributed capital of $20,000.

Office Space

At this time our office space is provided to us rent free by our CEO and Director Sylvester Crawford.

Note 8 – Subsequent Events

During September, 2017, a total of 12,050 shares of common stock were sold to six shareholders for cash of $12,050.

Pursuant to the Company's active consulting agreement with V Financial Group, LLC , the Company will issue an additional 50,000 shares of its common stock to V Financial Group, LLC upon the successful release of a ticker symbol by FINRA to the Company.

On September 20, 2017 the Company paid CrowdVest, LLC, an online crowdfunding platform, $5,000 in exchange for featuring, and advertising to potential investors, Global Pharma Lab’s active Regulation A+, Tier II Securities offering on their website (herein referred to as “the platform”). In addition to the $5,000, the Company is to issue Crowdvest the equivalent of $100,000 in shares prior to the live advertisement of the Company’s offering on their platform. CrowdVest is also entitled to $100,000 in warrants at $1.00 per share and a $5,000 per month listing fee that is due after the close of the offering by Global Pharma Labs. No expiration date of the warrants is stipulated by or in the agreement with CrowdVest, LLC.

-F10-

Index to Exhibits

Exhibit No.	Description

1A-2A	Certificate of Incorporation dated August 23, 2016, as filed with the Delaware Secretary of State on August 29, 2016 *
1A-2B	By-laws *

 *Filed as an exhibit to our Offering Statement (1-A) on January 26, 2017.

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Global Pharma Labs, Inc.

Date:	November 7, 2017	By:	/s/ Sylvester L. Crawford
Sylvester L. Crawford, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sylvester L. Crawford	Chief Executive Officer	November 7, 2017
Sylvester L. Crawford	(Principal Executive Officer)

/s/ Sylvester L. Crawford	Chief Financial Officer and Chief Accounting Officer	November 7, 2017
Sylvester L. Crawford	(Principal Financial Officer and Principal Accounting Officer)